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                                                                    [LOGO]

    [LOGO]

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                               Vivra Incorporated
                                       at
                              $35.62 Net Per Share
                                       by
                      Gambro Healthcare Acquisition Corp.
                     an indirect wholly owned subsidiary of
                                  Incentive AB

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON FRIDAY, JUNE 6, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                     May 9, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by Gambro Healthcare Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Incentive AB, a company organized under the laws of Sweden, to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Vivra Incorporated, a Delaware corporation (the "Company"), at a price of $35.62 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated May 9, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AND (III) THE CONSUMMATION OF THE SPECIALTY MERGER TRANSACTION (AS DESCRIBED IN THE OFFER TO PURCHASE) AND THE RECEIPT BY THE COMPANY OF CASH PROCEEDS THEREFOR, AFTER PROVIDING FOR ALL APPLICABLE INCOME TAXES (USING AN ASSUMED TAX RATE OF 41%), OF NOT LESS THAN $76,900,000. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

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
                                     299 Park Avenue
                                     New York, NY 10171-0026
Member SIPC                          Telephone 212 821-4000
Member New York Stock Exchange       www.ubs.com
and other Principal Exchanges        A Subsidiary of Union Bank of Switzerland
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    Enclosed for your information and use are copies of the following documents:

    1. Offer to Purchase, dated May 9, 1997;

    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    4. A letter to stockholders of the Company from Kent J. Thiry, President and Chief Executive Officer of the Company, together with a Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 6, 1997, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

    If holders of Shares wish to tender, but cannot deliver their certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to UBS Securities LLC (in such capacity, the "Dealer Manager") or Georgeson & Company Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                   UBS SECURITIES LLC

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU, OR ANY OTHER PERSON, THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.